Exhibit 99

The Boyds Collection announces appointment of Michael A. Prager as VP of Sales

Gettysburg, Pennsylvania, August 17, 2004 — The Boyds Collection, Ltd. (NYSE:FOB) today announced the appointment of Michael A. Prager as Vice President of Sales.  A highly experienced sales executive, Mr. Prager’s nearly 20-year career has been spent at industry-leading consumer products companies, including Procter & Gamble, Johnson & Johnson and The Timberland Company.  Mr. Prager, who will join the Company at the end of the month, replaces Linda Colson, who is retiring.

Jan L. Murley, Chief Executive Officer, said, “We are delighted to welcome Mike Prager to Boyds. His expertise and track record in significantly growing the sales of consumer brands across multiple sales channels and increasing sales profitability, through instituting operational efficiencies, will be invaluable to our Company in our efforts to improve sales performance in our wholesale business.  We look forward to Mike’s leadership as Boyds focuses on enhancing our sales productivity among our traditional retail network and capitalizing on the appeal of our more giftable products, by introducing them to a wider range of consumers in higher traffic retail channels.”

“We would also like to thank Linda Colson for all of her contributions to Boyds, and wish her a wonderful retirement.”

Mr. Prager joins Boyds from The Timberland Company, where he served as VP of U.S. Sales, with responsibility for the Company’s $600 million U.S. footwear business, its largest division.  He joined Timberland in 2001, after having spent six years at Johnson & Johnson, Inc. in positions of increasing seniority, including Executive Director of its Consumer Companies, representing $4 billion in sales of leading consumer brands, including Tylenol, Band-Aid, J&J Baby Products, among others.  Mr. Prager spent the first decade of his career at The Procter & Gamble Company, where he served in executive sales roles in its Health and Beauty Care products business, which included, among many others, the Crest, Scope, and Pantene, brands.

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.   The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania — www.boydsbearcountry.com — “the world’s most humungous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.